Exhibit 99.2
INCENTIVE STOCK OPTION PLAN
OF BYCAST INC.
1. Purpose of the Plan
1.1 The purpose of the Plan is to attract and retain superior directors, officers, employees and other persons or companies engaged to provide ongoing services to the Corporation, to provide a strong incentive for such persons to put forth maximum effort for the continued success and growth of the Corporation, and in combination with these goals, to encourage their equity participation in the Corporation.
2. Definitions
2.1 For the purposes of the Plan, the following terms have the respective meanings set forth below:
(a)	“Board” means the board of directors of the Corporation;

(b)	“Committee” means the Compensation Committee of the Board, which may be constituted as provided in Section 3 hereof and if none is so constituted, means the full Board;

(c)	“Convertible Shares” means Equity Securities which are convertible into any class of share capital of the Corporation only;

(d)	“Corporation” means Bycast Inc., a corporation incorporated under the laws of Canada, or its successors;

(e)	“Disability” means a physical or mental incapacity of a nature which the Board determines prevents or would prevent the Optionee from satisfactorily performing the substantial and material duties of his or her position with the Corporation;

(f)	“Effective Date” has the meaning ascribed to that term in Subsection 13.1 hereof;

(g)	“Eligible Person” means, from time to time
(i)	any director, senior officer or employee of the Corporation or of an affiliate of the Corporation, and any Permitted Consultant approved by the Board; and

(ii)	any person who as of the Effective Date is a former director, former senior officer or former employee of the Corporation or of an affiliate of the Corporation or a former Permitted Consultant and to whom the Corporation had previously committed to grant stock options to;
(h)	“Equity Securities” means:

(i)	shares or any other security of the Corporation that carries the residual right to participate in the earnings of the Corporation and, on liquidation, dissolution or winding-up, in the assets of the Corporation, whether or not the security carries voting rights;

(ii)	any warrants, options or rights entitling the holders thereof to purchase or acquire any such securities; or

(iii)	any securities issued by the Corporation which are convertible or exchangeable into such securities.
(i)	“Exchange” means any exchange upon which the Shares are listed;

(j)	“Exemption Order” means exemption order BC Instrument 45-507, of the British Columbia Securities Commission, as amended or replaced from time to time;

(k)	“Fully Converted Basis” at any time means that all shares of any class in the share capital of the Corporation convertible into Shares outstanding at that time shall be deemed to have been fully converted, in accordance with the rights, privileges, restrictions and conditions attached thereto, into Shares and Shares issuable as a result thereof shall be deemed to have been issued and to form part of the holdings of the person(s) entitled to receive such Shares.

(l)	“Fully Diluted Basis” at any time means that all options, warrants or other rights of any kind to acquire Shares and all securities convertible or exchangeable into Shares outstanding at that time shall be deemed to have been fully exercised, converted or exchanged, as the case may be, and the Shares issuable as a result thereof shall be deemed to have been fully issued and to form part of the holdings of the person(s) entitled to receive such Shares;

(m)	“Grant Date” has the meaning ascribed to that term in Subsection 5.1 hereof;

(n)	“Market Value” of a Share means, on any given day:
(i)	where the Share is not listed on an Exchange, the fair market value of a Share on that day determined by the Board in good faith;

(ii)	where the Exemption Order is not relied on by the Corporation in trading an Option to a Permitted Consultant and where the Share is listed on an Exchange, the closing board lot sale price per share of Shares on the Exchange on the trading day immediately preceding the relevant date and if there was not a board lot sale on the Exchange on such date, then the last board lot sale prior thereto; and

(iii)	where the Exemption Order is relied on by the Corporation in trading an Option to a Permitted Consultant and where the Share is listed on an Exchange, the simple average of the closing prices per Share on the Exchange for each of the business days on which there was a closing price falling not more than 20 business days before that date, or if the Exemption Order requires a different Market Value, that Market Value;
(o)	“Option” means an option, granted pursuant to Section 5 hereof, to purchase a Share;

(p)	“Option Agreement” means, in respect of an Option, the Option Agreement entered into pursuant to Subsection 7.1 hereof;

(q)	“Option Period” has the meaning ascribed to that term in Subsection 6.3 hereof;

(r)	“Option Price” means the price per Share at which Shares may be purchased under the Option, as determined pursuant to Paragraph 5.1(b) hereof and as may be adjusted in accordance with Section 10 hereof;

(s)	“Optionee” means an Eligible Person to whom an Option has been granted;

(t)	“Permitted Consultant” means an Eligible Person who is a “permitted consultant” as that term is used in the Exemption Order;

(u)	“Plan” means the Incentive Stock Option Plan of the Corporation as set forth herein as the same may be amended and/or restated from time to time;

(v)	“Purchaser” means a bona fide third party, or third parties acting in concert, who is/are at arms-length (as such term is defined in the Income Tax Act (Canada)) with the Corporation;

(w)	“Retirement” has the meaning ascribed to that term in Subsection 8.1 hereof;

(x)	“Sale Transaction” means:
(i)	any sale of all or substantially all of the assets of the Corporation (other than in a spin-off or similar transaction); or

(ii)	any amalgamation, arrangement, merger or other consolidation after which the voting securities of the Corporation outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Corporation or such surviving or acquiring entity outstanding immediately after such event; or

(iii)	any other sale of the business of the Corporation, as determined by the Board other than a Substantial Sale;
(y)	“Securities Regulators” has the meaning ascribed to that term in Section 11 hereof;

(z)	“Selling Shareholders” means a member or group of members of the Corporation who agree to sell Equity Securities;

(aa)	“Share” means, subject to Section 10 hereof, a Common share without nominal or par value in the capital of the Corporation; and

(bb)	“Substantial Sale” means the agreement of Selling Shareholders to sell to a Purchaser Equity Securities representing more than 70% of all Shares of the Company (calculated on a Fully Diluted Basis, provided that the term Fully Diluted Basis for the purposes of this definition shall not include any Equity Securities which, if exercised, converted or exchanged, would put the holder thereof in a worse economic position given the purchase prices payable by the Purchaser to the Selling Shareholders) where the Purchaser also offers to buy the Options of all Optionees.
2.2 Unless otherwise indicated, all dollar amounts referred to in this Option Plan are in Canadian funds.
2.3 As used in this Plan, words importing the masculine gender shall include the feminine and neuter genders and words importing the singular shall include the plural and vice versa, unless the context otherwise requires.
3. Administration of the Plan
3.1 The Plan shall be administered by the Board with the assistance of a Compensation Committee (the “Committee”) if one is so constituted.
3.2 If so constituted, the members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. A majority of the Committee shall constitute a quorum thereof. Acts approved in writing by all members of the Committee shall constitute valid acts of the Committee as if taken at a meeting at which a quorum was present.
3.3 The Committee, if one is so constituted, shall, on at least an annual basis, make recommendations to the Board as to the grant of Options.
3.4 The Board may wait until such time as the financial statements of the preceding fiscal year are approved by the Board before making any determination regarding the grant of Options.
3.5 In addition to the powers granted to the Board under the Plan and subject to the terms of the Plan, the Board shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and to take such actions in connection therewith as it deems necessary or advisable. Any such interpretation, rule, determination or other act of the Board shall be conclusively binding upon all persons.
3.6 The Board may authorize one or more officers of the Corporation to execute and deliver and to receive documents on behalf of the Corporation.

4. Shares Subject to the Plan
4.1 The maximum aggregate number of Shares which may be issued under the Plan shall not exceed 2,285,837 Shares, subject to adjustment as provided in Section 10 hereof.
4.2 The total number of Shares that may be reserved for issuance to any one person pursuant to Options shall not exceed 5% of the total number of shares of all classes of the share capital of the Corporation outstanding on a non-diluted basis on the Grant Date of the Options.
4.3 Where the Exemption Order is or has been relied on by the Corporation in granting an Option to a Permitted Consultant, the total number of Shares reserved for issuance under options granted to Permitted Consultants shall not exceed 2% of the total number of shares of all classes of the share capital of the Corporation outstanding on an non-diluted basis on the Grant Date of the Option.
4.4 Anything in this Plan to the contrary notwithstanding:
(a)	the maximum number of Shares that may reserved for issuance pursuant to Options granted under the Plan to insiders of the Corporation (as “insider” is defined in the Securities Act (British Columbia) but excluding any person within that definition solely by virtue of being a director or officer of a subsidiary) and their associates, together with the number of Shares reserved for issuance to such insiders and their associates under the Corporation’s other previously established or proposed share compensation arrangements, shall not exceed 10% of the Shares of the Corporation outstanding on a non-diluted basis at the Grant Date of the Options; and

(b)	the maximum number of Shares which may be issued to insiders of the Corporation and their associates under the Plan within any one-year period, when taken together with the number of Shares issued to such insiders and their associates under the Corporation’s other previously established or proposed share compensation arrangements, shall not exceed 10% of the Shares of the Corporation outstanding on a non-diluted basis at the end of such period and, in the case of any one insider and his associates, shall not exceed 5% of such outstanding Shares.
4.5 Options may be granted in respect of authorized and unissued Shares. Shares in respect of which Options have expired shall be available for subsequent Options under the Plan. No fractional Shares may be purchased or issued under the Plan.
4.6 For purposes of this Section 4 all outstanding but unexercised Options shall be included when determining the total number of Shares of the Corporation.
4.7 If an Option expires or becomes unexercisable for any reason without having been exercised in full, or is surrendered, the unpurchased Shares that were subject thereto shall unless the Plan has been terminated become available for future grant under the Plan.

5. Grants of Options
5.1 Subject to the provisions of the Plan, the Board shall, in its sole discretion and from time to time, determine those Eligible Persons to whom Options shall be granted and the date on which such Options are to be granted (the “Grant Date”). The Board shall also determine, in connection with each grant of Options:
(a)	the number of Options to be granted;

(b)	the Option Price applicable to each Option, but the Option Price shall not be less than the Market Value per Share on the Grant Date except in the case of Options which are being granted to Eligible Persons pursuant to commitments of the Corporation made prior to the Effective Date in which case the Option Price shall be equal to the price at which the Corporation agreed to grant such Options;

(c)	the vesting schedule for such Options; and

(d)	the other terms and conditions (which need not be identical and which, without limitation, may include non-competition provisions) of all Options covered by any grant.
6. Eligibility, Vesting and Terms of Options
6.1 Options may be granted to Eligible Persons only.
6.2 Subject to the adjustments provided for in Section 10 hereof, each Option shall entitle the Optionee to purchase one Share.
6.3 The option period (the “Option Period”) of each Option commences on the Grant Date and expires at 4:30 p.m. Vancouver time on the tenth anniversary of the Grant Date.
6.4 An Option which has vested may be exercised (in each case to the nearest full Share) at any time during the Option Period.
6.5 Subject to the provisions of Subsections 6.6 and 6.7 hereof and compliance with all applicable law and the rules of an Exchange, Options shall vest as follows:
(a)	in accordance with the vesting schedule which is set out in the Option Agreement; or

(b)	if no vesting schedule is set out in the Option Agreement, then the Options shall vest as follows:
(i)	25% of the Options granted shall vest on the first anniversary of the Grant Date; and

(ii)	an additional 6.25% of the Options granted shall vest each three months after the first anniversary of the Grant Date.

6.6 In the event the Board decides that the Shares should become listed for trading on any recognized stock exchange in Canada or the United States or NASDAQ or the Corporation commences a public offering, then:
(a)	the Board may in its discretion accelerate the vesting of Options prior to the date the Shares are listed for trading; and

(b)	the Optionee shall enter into all such escrow, pooling or other agreements as are required by the securities regulatory authorities, the exchange, the agents or the underwriters in connection with such listing or public offering.
6.7 Upon the occurrence of a Sale Transaction, the Board or the board of directors of the surviving or acquiring entity (as used in this Subsection 6.7 and Subsection 6.8, also the “Board”), shall, as to outstanding Options (on the same basis or on different bases, as the Board shall specify), make appropriate provision for the continuation of such Options by the Corporation or the assumption of such Options by the surviving or acquiring entity and by substituting on an equitable basis for the Shares then subject to such Options either: (a) the consideration payable with respect to the outstanding Shares in connection with the Sale Transaction, (b) shares of the surviving or acquiring corporation, or (c) such other securities as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the Shares subject to such Options immediately preceding the Sale Transaction. In addition to or in lieu of the foregoing, with respect to outstanding Options, the Board may, upon written notice to the affected Optionees, provide that one or more Options must be exercised, to the extent then exercisable or to be exercisable as a result of the Sale Transaction, within a specified number of days of the date of such notice, at the end of which period such Options shall terminate; or terminate one or more Options in exchange for a cash payment equal to the excess of the fair market value (as determined by the Board in its sole discretion) of the Shares subject to such Options (to the extent then exercisable or to be exercisable as a result of the Sale Transaction) over the exercise price thereof. Further, in the event of a Sale Transaction the Board may in its discretion accelerate the vesting of Options prior to the date of the Sale Transaction on such terms and conditions as the Board may deem appropriate. Without limiting the foregoing, such conditions may include a condition precedent that prior to issuing any Shares to an Optionee pursuant to the exercise of an Option the Optionee must agree in writing to sell his or her Shares to the acquiring entity on the same terms and conditions as accepted by the other shareholders of the Corporation.
6.8 For the purposes of the Board determining the fair market value of the Options in Subsection 6.7, if the Selling Shareholders have agreed to sell Convertible Shares, the Board shall calculate the fair market value on an as converted basis (and if there is more than one conversion rate applicable to different classes or series of Convertible Shares outstanding, the conversion shall be computed on a pro rata basis based upon the ratio of the number of shares which holders of each class or series of Convertible Shares may acquire to the total number of shares which all holders of all classes and series of Convertible Shares may acquire).
6.9 Upon the occurrence of a Substantial Sale, the Optionee must sell his or her Options to the Purchaser at a price equal to:

The number of Shares then exercisable under the Option	X	The price per Share being paid by the Purchaser to the Selling Shareholders minus the exercise price per Share under the Option and on otherwise similar terms and conditions as are applicable under the Substantial Sale. If the Selling Shareholders have agreed to sell Convertible Shares, the price per Share applicable in the above formula shall be calculated on an as converted basis (and if there is more than one conversion rate applicable to different classes or series of Convertible Shares outstanding, the conversion shall be computed on a pro rata basis based upon the ratio of the number of Shares which holders of each class or series of Convertible Shares may acquire to the total number of Shares which all holders of all classes and series of Convertible Shares may acquire.)
If the Purchaser offers to buy the Options of an Optionee and the Optionee does not sell the Options to the Purchaser as contemplated above, then that Optionee’s Options will expire, terminate and be cancelled on completion of the Substantial Sale.
6.10 An Option is personal to the Optionee and may not be sold, pledged, mortgaged, assigned, transferred or otherwise disposed of otherwise than by will or by the laws governing the devolution of property in the event of death of the Optionee.
7. Option Agreement
7.1 Upon the grant of an Option, the Corporation and the Optionee shall enter into an option agreement, in a form approved by the Board, subject to the terms and conditions of the Plan, which agreement shall set out the Optionee’s agreement that the Options are subject to the terms and conditions set forth in the Plan as it may be amended or replaced from time to time, the Grant Date, the name of the Optionee, the Optionee’s position with the Corporation, the number of Options, the Option Price, the expiry date of the Option Period, the vesting schedule if it is different from that set out in Paragraph 6.5(b) hereof and such other terms and conditions as the Board may deem appropriate.
8. Termination of Employment, Engagement or Directorship
8.1 Any Optionee whose employment, engagement or directorship with the Corporation is terminated due to retirement on or after such Optionee’s normal retirement date under the applicable retirement plan or policy of his or her employer or due to early retirement with the consent of the Board (collectively, “Retirement”) shall have 90 days from the date of such termination to exercise any Option granted hereunder to the extent such Option was exercisable and had vested on such date of termination; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto.
8.2 Any Optionee whose employment, engagement or directorship with the Corporation is terminated due to Disability shall have 180 days from the date of such termination to exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of such termination; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto.

8.3 In the event of the death of an Optionee, either while in the employment or engagement or while a director of the Corporation or after Retirement, the Optionee’s estate may, within 180 days from the date of the Optionee’s death, exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of the Optionee’s death; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto. The Optionee’s estate shall include only the executors or administrators of such estate and persons who have acquired the right to exercise such Option directly from the optionee by bequest or inheritance.
8.4 In the event an Optionee’s employment, engagement or directorship terminates for any reason other than death, Disability, Retirement or cause, the Optionee may exercise any Option granted hereunder to the extent such Option was exercisable and had vested on the date of termination (which termination in the case of an employee is determined to be the last day of active employment regardless of any salary continuance or notice period to the Corporation) no later than ninety (90) days after such termination; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto. In the event an Optionee’s employment, engagement or directorship is terminated for cause, each Option held by the Optionee that has not been effectively exercised prior to the date of termination shall lapse and become null and void immediately on the date of termination.
8.5 The Board may also in its sole discretion, either at the time of grant or subsequently, increase the periods permitted to exercise all or any of the Options covered by any Grant following a termination of employment, engagement or directorship as provided in Subsections 8.1, 8.2, 8.3 or 8.4 above, if allowable under applicable law; provided, however, that in no event shall any Option be exercisable following the expiration of the Option Period applicable thereto.
8.6 The Plan shall not confer upon any Optionee any right with respect to a continuation of employment or engagement by, or directorship of, the Corporation nor shall it interfere in any way with the right of the Corporation to terminate any Optionee’s employment or engagement at any time.
9. Exercise of Options
9.1 Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised, together with a certified cheque or bank draft for the aggregate of the Option Prices to be paid for the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.
9.2 No less than 100 Options may be exercised at any one time, except where a smaller number of Options is or remains exercisable pursuant to a grant, in which case, such smaller number of Options must be exercised at one time.

9.3 The Board may at any time offer to buy out for a payment in cash or Shares an Option previously granted under the Plan based on such terms and conditions as the Board shall establish and communicate to the Optionee at the time such offer is made.
10. Adjustment on Alteration of Share Capital
10.1 In the event of a subdivision, consolidation or reclassification of outstanding Shares or other capital adjustment, or the payment of a stock dividend thereon, the number of Shares reserved or authorized to be reserved under the Plan, the number of Shares receivable on the exercise of an Option and the Option Price therefor shall be increased or reduced proportionately and such other adjustments shall be made as may be deemed necessary or equitable by the Board.
10.2 If the Corporation amalgamates, consolidates with or merges with or into another body corporate, whether by way of amalgamation, statutory arrangement or otherwise (the right to do so being hereby expressly reserved), then, subject to Subsections 6.7 and 6.9 hereof, any Share receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, consolidation or merger if the Optionee had exercised his or her Option immediately prior to the effective date of such amalgamation, consolidation or merger and the Option Price shall be adjusted appropriately by the Board and such adjustment shall be binding for all purposes of the Plan.
10.3 In the event of a change in the Corporation’s currently authorized Shares which is limited to a change in the designation thereof, the shares resulting from any such change shall be deemed to be Shares within the meaning of the Plan.
10.4 In the event of any other change affecting the Shares, such adjustment, if any, shall be made as may be deemed equitable by the Board to properly reflect such event.
10.5 No adjustment provided in this Section 10 shall require the Corporation to issue a fractional Share and the total adjustment with respect to each Option shall be limited accordingly.
11. Regulatory Approval
11.1 Notwithstanding any of the provisions contained in the Plan or any Option, the Corporation’s obligation to issue Shares and to issue and deliver certificates for such Shares to an Optionee pursuant to the exercise of an Option shall be subject to:
(a)	compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities in Canada (“Securities Regulators”)

(b)	compliance with the requirements of an Exchange; and

(c)	receipt from the Optionee of such covenants, agreements, representations and undertakings, including as to future dealings in such Shares, as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

11.2 The Corporation shall in no event be obligated to take any action in order to cause the issuance and delivery of such certificates to comply with any laws, regulations, rules, orders or requirements.
11.3 If any amendment, modification or termination to the provisions hereof or any Option made pursuant hereto are required by any Securities Regulators or an exchange as a condition of approval to a distribution to the public of any Shares or to obtain a listing of any Shares, the Board is authorized to make such amendments and thereupon the terms of the Plan, any Options, including any option agreement made pursuant hereto, shall be deemed to be amended accordingly without requiring the consent or agreement of any Optionee.
12. Miscellaneous
12.1 An Optionee entitled to Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or to have rights as, a shareholder of the Corporation by such exercise, except to the extent Shares are issued therefor and then only from the date such Shares are issued. No adjustment shall be made for dividends or distributions or other rights which the record date is prior to the date such Shares are issued.
12.2 The Corporation may require an Optionee, as a condition of exercise of an Option, to pay or reimburse any taxes which are required to be withheld in connection with the exercise of such Option.
13. Effective Date, Amendment and Termination
13.1 The Plan is effective as of, March 12, 2002 (the “Effective Date”).
13.2 The Board may, subject to required Securities Regulators and/or Exchange approval, from time to time amend, suspend or terminate the Plan in whole or in part.
13.3 No action by the Board to terminate the Plan pursuant to this Section 13 shall affect any Options granted hereunder which became effective pursuant to the Plan prior to such action.
13.4 The Board may amend, modify or terminate any outstanding Option, including, but not limited to, substituting another award of the same or of a different type or changing the date of exercise; provided, however that, the Optionee’s consent to such action shall be required unless the Board determines that the action, when taken with any related action, would not materially and adversely affect the Optionee or is made pursuant to Section 11 hereof.

BYCAST INC.
INCENTIVE STOCK OPTION PLAN
OPTION AGREEMENT
This Option Agreement is entered into between Bycast Inc. (the “Corporation”) and the Optionee named below pursuant to the Corporation’s Stock Option Plan (the “Plan”) a copy of which is attached hereto, and confirms the following:

1.	Grant Date:

2.	Optionee:

3.	Optionee’s Position with the Corporation:

4.	Number of Options:

5.	Option Price (CDN$ per Common Share):

6.	Expiry Date:	Ten years after the Grant Date subject to the terms of the Plan.

[Note: Where the Board has determined to extend the period following termination etc. that the Optionee may exercise the Option then the wording of paragraph 6 should be reworded as follows:
“Ten years after the Grant Date. Pursuant to a determination made by the Board under Subsection 8.5 of the Plan, the period during which such Option is exercisable following a termination of employment, engagement or directorship has been extended so that such Option shall be exercisable for the full ten year period following the Grant Date.”

7.	Vesting Schedule:	%

%

%

%

Note: If no vesting schedule is specified then Options shall vest in accordance with Subsection 6.5(b) of the Plan.
8. Subject to the terms of the Plan, each Option that has vested in accordance with the Plan entitles the Optionee to purchase one Common Share at any time on or before the Expiry Date noted above.

9. This Option Agreement is subject to the terms and conditions set out in the Plan, as amended or replaced from time to time. In the case of any inconsistency between this Option Agreement and the Plan, the Plan shall govern.
10. Unless otherwise indicated, all defined terms shall have the respective meanings attributed thereto in the Plan.
11. The Optionee acknowledges that he, she, or its authorized representative has read and understands the Plan.
12. [The Optionee acknowledges that the Options granted hereunder are being granted in full satisfaction of the Corporation’s agreement to grant to the Optionee that number of options set out above pursuant to the employment agreement entered into by the Corporation and the Optionee dated •, 200___.]

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the                      day of                                         , 200___.

Signature of Optionee

Name of Optionee (Please Print)

BYCAST INC.
By:
Authorized Signatory